Rule 424B3
                                                            File No. 333-11687

                     SUPPLEMENT NO. SIX DATED MARCH 5, 1998
                     TO PROSPECTUS DATED SEPTEMBER 30, 1996
                                  INACOM CORP.
            6% Convertible Subordinated Debentures due June 15, 2006


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 30, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-11687. Any cross references in this Supplement refer to portions of the Prospectus.

     The information concerning the Selling Holders listed under "Selling Holders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement.

     The purpose of this Supplement is to add additional Selling Holders as of March 5, 1998. The following table sets forth the name of each additional Selling Holder and (i) the amount of Debentures owned by each additional Selling Holder as of March 5, 1998 and (ii) the number of shares of Common Stock which may be offered for the account of such Selling Holder under the Prospectus.

                                            Aggregate Principal                           Number of Shares
                                           Amount of Debentures                            of Common Stock
                                             That May Be Sold                             That May Be Sold*

Telefix Sales, Inc.                             $200,000                                       8,333


*Assumes a conversion price of $24.00 per share.

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in future supplements to the Prospectus.


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